Exhibit 99.1

Contact:	Susan E. Moss
Senior Vice President, Marketing and Communications
(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES RESULTS OF

THE EXCHANGE OFFER FOR ITS 6.375% SENIOR NOTES DUE 2022

LOUISVILLE, Ky. (January 29, 2015) – Kindred Healthcare, Inc. (“Kindred” or the “Company”) (NYSE:KND) today announced the final results of its registered exchange offer (the “Exchange Offer”) for all of its outstanding 6.375% Senior Notes due 2022 (the “Initial Notes”), which were not registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equal principal amount of its 6.375% Senior Notes due 2022, which have been registered under the Securities Act. The Exchange Offer commenced on December 29, 2014 and expired at 5:00 p.m., New York City time, on January 28, 2015.

Wells Fargo Bank, National Association, acting as exchange agent for the Exchange Offer, advised the Company that all of the $500,000,000 aggregate principal amount of the Initial Notes have been validly tendered for exchange, representing 100 percent of the principal amount of the outstanding Initial Notes. The Company accepted all of the Initial Notes validly tendered and not withdrawn.

This press release does not constitute an offer to purchase any securities or the solicitation of an offer to sell any securities. The Exchange Offer was made only pursuant to the prospectus dated December 29, 2014 and the related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Kindred Healthcare

Kindred Healthcare, Inc., a top-150 private employer in the United States, is a FORTUNE 500 healthcare services company based in Louisville, Kentucky with annual revenues of $5 billion and approximately 62,600 employees in 47 states. At September 30, 2014, Kindred through its subsidiaries provided healthcare services in 2,376 locations, including 97 transitional care hospitals, five inpatient rehabilitation hospitals, 99 nursing centers, 22 sub-acute units, 152 Kindred at Home hospice, home health and non-medical home care locations, 102 inpatient rehabilitation units (hospital-based) and a contract rehabilitation services business, RehabCare, which served 1,899 non-affiliated facilities. Ranked as one of Fortune magazine’s Most Admired Healthcare Companies for six years in a row, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com. You can also follow us on Twitter and Facebook.

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680 South Fourth Street     Louisville, Kentucky 40202

502.596.7300     www.kindredhealthcare.com